Exhibit 99.1

Tidewater Appoints Quintin Kneen as PRESIDENT, CEO, AND DIRECTOR

HOUSTON // September 3, 2019 – Tidewater Inc. (NYSE: TDW) (“Tidewater”) announced that the board of directors of Tidewater (the “Board”) has appointed Quintin V. Kneen as President, Chief Executive Officer, and director of Tidewater, effective immediately.  John T. Rynd is retiring as President, Chief Executive Officer, and director of Tidewater.

Mr. Kneen, who has served as Executive Vice President and Chief Financial Officer of Tidewater since Tidewater’s November 2018 business combination with GulfMark Offshore, Inc. (“GulfMark”), was President, Chief Executive Officer, and a director of GulfMark prior to the business combination.

Mr. Kneen will also continue to serve as the Company’s Chief Financial Officer until a successor is appointed to that position.

Tidewater’s Chairman of the Board, Thomas R. Bates, Jr., commented, “We appreciate John’s many contributions during his tenure with Tidewater.  He oversaw a successful merger with GulfMark that has positioned Tidewater to be the leader in the offshore service vessel industry while maintaining its unmatched financial strength and stability.  We wish John all the best in his future plans.”

Mr. Bates continued, “Quintin is well qualified to lead Tidewater, having led GulfMark through both a successful reorganization and its combination with Tidewater.  Following our combination, in his role as CFO, he has been focused on the financial integration of the two organizations and achieving the cost and operational synergies of that combination.  The Board is confident that Quintin will do an excellent job as Tidewater continues to navigate its way through an industry still seeking a fulsome recovery.”

Mr. Kneen remarked, “I am proud to assume the leadership of this great company. Last year’s business combination created opportunities to realize synergies and strategic advantages. We will maximize the impact of these attributes and pursue additional opportunities to enhance our strategic position and capitalize on our large scale of operations. I am committed to continuing our outstanding safety record, maintaining our operational excellence and creating a business that is capital disciplined and dedicated to maximizing cash flow regardless of industry conditions. Tidewater’s scale of operations and its strong balance sheet place it in an excellent position to achieve these objectives and to deliver superior returns to our stockholders.”

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

Contacts:

Tidewater Inc.

Matthew A. Mancheski, Vice President, Investor Relations and Corporate Development

+1-713-470-5294

{N3876109.5}Tidewater Inc.| 6002 Rogerdale Rd., Suite 600 | Houston, Texas | 77072 USA

FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this presentation provide other than historical information and are forward looking. The unfolding of future economic or business developments may happen in a way not as anticipated or projected by Tidewater and may involve numerous risks and uncertainties that may cause Tidewater’s actual achievement of any forecasted results to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of Tidewater include, without limitation the anticipated synergies with respect to the combination of Tidewater and GulfMark; fluctuations in worldwide energy demand and oil and gas prices; fleet additions by competitors and industry overcapacity; customer actions including changes in capital spending for offshore exploration, development and production and changes in demands for different vessel specifications; acts of terrorism and piracy; the impact of potential information technology, cybersecurity or data security breaches; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher political risk countries where we operate; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in law, economic and global financial market conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and foreign currency exchange rate volatility, commodity and equity prices and the value of financial assets; and enforcement of laws related to the environment, labor and foreign corrupt practices. Readers should consider all of these risk factors, as well as other information contained in Tidewater’s form 10-Ks and 10-Qs.

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